Exhibit 99.1

Mesa Air Group Reports Results for the Three and Nine Months Ended September 30, 2025

Provides update on Merger with Republic Airways Holdings Inc.

PHOENIX, November 21, 2025 – Mesa Air Group, Inc. (NASDAQ: MESA) (“Mesa” or the “Company”) today reported operating and financial results for the three and nine months ended September 30, 2025. Previously, on September 24, 2025, the Mesa Board of Directors approved a change in the Company’s fiscal year-end, moving from September 30 to December 31, which became effective on January 1, 2025 for the fiscal year ending December 31, 2025.

Mesa also provided an update on the merger (the “Merger”) with Republic Airways Holdings Inc. (“Republic”).

Mesa’s Quarter ended September 30, 2025 Update:

•	Total operating revenues of $90.7 million

•	Pre-tax loss of $11.6 million, net loss of $14.1 million, or $0.34 per diluted share

•	Adjusted net loss[1] of $2.1 million, primarily excluding $7.3 million related to impairment on assets held for sale

•	Adjusted pre-tax loss of $1.7 million

•	Adjusted pre-tax profit of $2.2 million generated from United E-175 operations offset by $3.9 million of parked CRJ-900 aircraft and other non E-175 expenses

•	Adjusted EBITDAR[1] of $3.7 million

•

Operated at a 100.00% controllable completion factor[2], an on-time arrival rate within 15 minutes of 81.8%, and a United Airlines Net Promoter Score of 36.1, all of which were the highest among United regional operators for the quarter

Asset Transactions Update:

•

During the September 2025 quarter, closed on the sales of 13 spare GE-34 engines and 9 surplus CRJ-900 airframes for gross proceeds of $19.6 million, $18.5 million of which was used to repay U.S. Treasury debt

•

Subsequent to September 2025 quarter end, closed on the sales of 12 surplus CRJ-900 airframes, 14 spare GE-34 engines for gross proceeds of $19.1 million, of which $18.2 million was used to repay U.S. Treasury debt and $0.9 million was used to repay the United credit facility, and entered into purchase agreements to sell all remaining CRJ spare parts as well as all 8 spare engines

Republic Merger and Corporate Update:

•

For the nine months ended September 30, 2025, Republic generated approximately $227 million in adjusted EBITDA, and Mesa generated $18 million in adjusted EBITDA over the same nine-month period, for a total of $245 million[1]

•	At a special meeting on November 17, 2025, Mesa stockholders approved all proposals related to the Merger

•	Merger expected to close on November 25, 2025, with Common Stock to trade under the Nasdaq symbol: RJET following Merger close

[1]

See Reconciliations of non-GAAP disclosures to the closest U.S. GAAP measures at the end of this press release. Also see the end of this press release for certain financial information as of and for the nine months ended September 30, 2025 for Republic.

[2]	Excludes cancellations due to weather and air traffic control.

•

Mesa authorized a 15-for-1 Reverse Stock Split of issued and outstanding Common Stock. The Reverse Stock Split is expected to occur after market close on November 24, 2025, with the Common Stock trading on a post-split basis under the Company’s expected new Nasdaq trading symbol, “RJET,” at the market open on November 25, 2025

“We are pleased to be at the finish line for closing of the merger of Mesa with Republic,” said Jonathan Ornstein, Mesa Chairman and CEO. “I want to thank all of the people and partners that have supported Mesa for the past four decades as well as helped us reach this outcome today. Our recent results have demonstrated a stabilized operating and financial position, driven by our efforts to enhance utilization and block-hour production, sell surplus assets, and repay over two-thirds of our debt principal over the past year. With the start of the new and enhanced capacity purchase agreement with United Airlines that will run for the next ten years, I look forward to legacy Mesa operations supporting day-one benefits and long-run value creation for the newly combined company.”

Mesa Quarter ended September 30, 2025 Details

Total operating revenues for the September 2025 quarter were $90.7 million, lower by $24.6 million, or 21.3%, compared to $115.3 million for the September 2024 quarter. Contract revenue was $66.0 million, lower by $27.8 million, or 29.6%, compared to $93.8 million in the September 2024 quarter. These decreases were driven by the reduction in contractual aircraft with United Airlines, Inc. (“United”). In addition, the disposition of certain Embraer 175 aircraft contributed to lower aircraft ownership revenue.

Pass-through revenue increased by $3.2 million, or 14.9%, driven primarily by higher pass-through maintenance expense. Mesa’s September 2025 quarter results include, per GAAP, the recognition of $1.4 million of previously deferred revenue, versus the deferral of $2.8 million of revenue in the September 2024 quarter.

Total operating expenses in the September 2025 quarter were $99.9 million, a decrease of $32.4 million, or 24.5%, versus the September 2024 quarter. Compared to the September 2024 quarter, the decrease primarily reflects asset impairment expenses that were $15.2 million lower, as well as lower depreciation and amortization expense, primarily due to the retirement and sale of CRJ aircraft and engines, in addition to lower maintenance, rent, and flight operations expenses tied to operating a smaller contractual fleet.

Mesa’s September 2025 quarter results reflect a net loss of $14.1 million, or $(0.34) per diluted share, compared to a net loss of $24.9 million, or $(0.60) per diluted share, for the September 2024 quarter. Mesa’s September 2025 quarter adjusted net loss was $2.1 million, or $(0.05) per diluted share, versus an adjusted net loss of $0.1 million, or $(0.00) per diluted share, in the September 2024 quarter.

Mesa’s adjusted EBITDA1 for the September 2025 quarter was $3.3 million, compared to adjusted EBITDA of $14.7 million for September 2024 quarter. Adjusted EBITDAR was $3.7 million for the September 2025 quarter, compared to adjusted EBITDAR of $18.2 million for the September 2024 quarter.

Mesa September 2025 Quarter Operating Performance

Operationally, the Company reported a controllable completion factor of 100.00% for United during the September 2025 quarter. This is compared to a controllable completion factor of 99.88% for United during the September 2024 quarter. Controllable completion factor excludes cancellations due to weather and air traffic control.

For the September 2025 quarter, the Company operated 60 large (70/76 seats) E-175 jets under its CPA with United.

Balance Sheet and Liquidity

Mesa ended the September 2025 quarter with $38.7 million in unrestricted cash and cash equivalents. As of September 30, 2025, the Company had $95.2 million in total debt, secured primarily with aircraft and engines, compared to a balance of $315.2 million as of September 30, 2024. During the quarter, the Company paid $18.5 million in debt, comprised of payments related to CRJ asset sale transactions and scheduled obligations.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 68 cities in 31 states and Mexico. As of October 31, 2025, Mesa operates a fleet of 60 aircraft with approximately 230 daily departures and approximately 1,750 employees. Mesa operates all its flights as United Express pursuant to the terms of capacity purchase agreements entered into with United Airlines, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release may be deemed to contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding the effects of the restatement of Mesa’s past financial statements and the filing of Mesa’s amended periodic reports. Words such as “future,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “may,” “might,” “predict,” “will,” “would,” “should,” “could,” “can,” “may,” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

The forward-looking statements contained in this press release reflect Mesa’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the control of Mesa, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement, which risks and uncertainties include, but are not limited to: the ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to satisfaction of closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the proposed transaction; risks that the proposed transaction disrupts Mesa’s current plans and operations or diverts the attention of Mesa’s management or employees from ongoing business operations; the risk of potential difficulties with Mesa’s ability to retain and hire key personnel and maintain relationships with customers and other third parties as a result of the proposed transaction; the failure to realize the expected benefits of the proposed transaction; the risk that the proposed transaction may involve unexpected costs and/or unknown or inestimable liabilities; the risk that Mesa’s business may suffer as a result of uncertainty surrounding the proposed transaction; the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; effects relating to the announcement of the transaction or any further announcements or the consummation of the transaction on the market price of Mesa Common Stock.

While forward-looking statements reflect Mesa’s good faith beliefs, they are not guarantees of future performance or events. Any forward-looking statement speaks only as of the date on which it was made. Mesa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause Mesa’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Mesa’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents filed by the Company from time to time with the SEC.

Certain Information About Republic

This press release contains certain financial information related to Republic based on data available to Mesa, which has not been audited and is subject to change. In the course of preparing financial information for Republic, as required by Rule 3-05 and Article 11 of Regulation S-X in connection with the closing of the Merger, further adjustments to the information presented herein may be made and any such adjustments may be material.

Contact:

Mesa Air Group, Inc.

Media

media@mesa-air.com

Investor Relations

investor.relations@mesa-air.com

MESA AIR GROUP, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share amounts) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating revenues:
Contract revenue	$65,968	$93,806	$204,331	$303,222
Pass-through and other revenue	24,708	21,451	73,875	54,410

Total operating revenues	90,676	115,257	278,206	357,632
Operating expenses:
Flight operations	35,656	37,870	108,404	132,654
Maintenance	42,250	47,560	127,206	136,098
Aircraft rent	396	3,501	1,818	6,593
General and administrative	10,912	11,391	33,981	32,239
Depreciation and amortization	2,262	7,195	11,594	26,748
Asset impairment	7,326	22,786	53,447	33,325
Loss on sale of assets	—	—	7,706	—
Other operating expenses	1,051	1,987	626	4,392

Total operating expenses	99,853	132,290	344,782	372,049

Operating loss	(9,177)	(17,033)	(66,576)	(14,417)
Other income (expense), net:
Interest expense	(2,829)	(7,624)	(11,419)	(27,296)
Interest income	69	23	167	54
(Loss) gain on investments	—	1,578	—	8,032
Unrealized loss on investments, net	—	(71)	(11)	(8,595)
Gain on debt forgiveness	—	—	—	10,500
Other income (expense), net	352	(1,397)	24,377	(1,788)

Total other income (expense), net	(2,408)	(7,491)	13,114	(19,093)

Income (loss) before taxes	(11,585)	(24,524)	(53,462)	(33,510)
Income tax (benefit) expense	2,539	393	(1,564)	(345)

Net income (loss)	$(14,124)	$(24,917)	$(51,898)	$(33,165)

Net income (loss) per share attributable to common shareholders
Basic	$(0.34)	$(0.60)	$(1.25)	$(0.80)
Diluted	$(0.34)	$(0.60)	$(1.25)	$(0.80)
Weighted-average common shares outstanding
Basic	41,873	41,322	41,551	41,203
Diluted	41,873	41,322	41,551	41,203

MESA AIR GROUP, INC.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	September 30, 2025	December 31, 2024
CURRENT ASSETS:
Cash and cash equivalents	$38,734	$39,980
Restricted cash	3,046	3,004
Receivables, net	20,353	5,250
Expendable parts and supplies, net	16,629	29,172
Assets held for sale	33,759	80,723
Prepaid expenses and other current assets	2,105	2,577

Total current assets	114,626	160,706
Property and equipment, net	31,499	203,567
Lease and equipment deposits	587	524
Operating lease right-of-use assets	6,801	6,588
Deferred tax asset	318	—
Deferred heavy maintenance, net	—	5,351
Other assets	5,102	6,829

TOTAL ASSETS	$158,933	$383,565

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$68,009	$143,275
Current portion of deferred revenue	5,638	4,955
Current maturities of operating leases	1,651	1,430
Accounts payable	57,480	60,932
Accrued compensation	10,487	6,705
Other accrued expenses	26,690	35,444

Total current liabilities	169,955	252,741
NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	27,012	83,786
Noncurrent operating lease liabilities	6,427	6,484
Deferred credits	—	2,036
Deferred income taxes	—	2,937
Deferred revenue, net of current portion	6,318	10,329
Other noncurrent liabilities	1,859	26,675

Total noncurrent liabilities	41,616	132,247

Total liabilities	211,571	384,988

STOCKHOLDERS’ EQUITY:
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 41,879,859 (2025) and 41,331,719 (2024) shares issued and outstanding, 4,899,497 (2025) and 4,899,497 (2024) warrants issued and outstanding	273,340	272,655
Accumulated deficit	(325,978)	(274,078)

Total stockholders’ equity	(52,638)	(1,423)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$158,933	$383,565

MESA AIR GROUP, INC.

Operating Highlights

(Unaudited)

	Three months ended September 30,
	2025	2024	Change
Available seat miles (thousands)	1,019,679	947,328	7.6%
Block hours	43,117	42,495	1.5%
Average stage length (miles)	636	540	17.8%
Departures	21,604	23,529	(8.2)%
Passengers	1,316,088	1,435,580	(8.3)%
Controllable completion factor*	100.00%	99.88%	12 pts
Total completion factor**	98.85%	97.11%	174 pts

*	Controllable completion factor excludes cancellations due to weather and air traffic control
**	Total completion factor includes all cancellations

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa’s ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months and nine months ended September 30, 2025 and September 30, 2024. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company’s net income or loss. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus non-GAAP Disclosures

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2025				Three Months Ended September 30, 2024
	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP income (loss)	$(11,585)	$(2,539)	$(14,124)	$(0.34)	$(24,524)	$(393)	$(24,917)	$(0.60)
Adjustments(1)(2)(3)(4)	9,861	2,161	12,022	0.29	24,444	392	24,836	0.60

Adjusted income (loss)	(1,724)	(378)	(2,102)	$(0.05)	(80)	(1)	(81)	$—

Interest expense	2,829				7,624
Interest income	(69)				(23)
Depreciation and amortization	2,262				7,195

Adjusted EBITDA	3,298				14,716
Aircraft rent	396				3,501

Adjusted EBITDAR	$3,694				$18,217

(1)	$1.6 million gain on the sale of investments in equity securities during the three months ended September 30, 2024.
(2)	$1.9 million loss on the disposal of aircraft and engines during the three months ended September 30, 2024.
(3)	$7.3 million and $22.8 million in asset impairment related to held for sale assets during the three months ended September 30, 2025 and September 30, 2024, respectively.
(4)	$2.5 million and $1.2 million in third party costs associated with significant or non-recurring transactions during the three months ended September 30, 2025 and September 30, 2024, respectively.

	Nine Months Ended September 30, 2025				Nine Months Ended September 30, 2024
	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Loss per Diluted Share	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Loss per Diluted Share
GAAP income (loss)	$(53,462)	$1,564	$(51,898)	$(1.25)	$(33,510)	$345	$(33,165)	$(0.80)
Adjustments(1)(2)(3)(4)(5)(6)(7)(8)(9) (10)(11)(12)	48,234	(1,411)	46,823	$1.13	29,941	(308)	29,633	$0.72

Adjusted income (loss)	(5,228)	153	(5,075)	$(0.12)	(3,569)	37	(3,532)	$(0.08)

Interest expense	11,419				27,296
Interest income	(167)				(54)
Depreciation and amortization	11,594				26,748

Adjusted EBITDA	17,618				50,421
Aircraft rent	1,818				6,593

Adjusted EBITDAR	$19,436				$57,014

(1)	$10.5 million gain on debt forgiveness during the nine months ended September 30, 2024.
(2)	$1.7 million net loss on the disposal of assets during the nine months ended September 30, 2024.
(3)	$8.0 million gain on the sale of investments in equity securities during the nine months ended September 30, 2024.
(4)	$8.6 million loss resulting from changes in the fair value of the Company’s investments in equity securities during the nine months ended September 30, 2024.
(5)	$0.9 million loss for early payment fees on the retirement of debt during the nine months ended September 30, 2024.
(6)	$53.4 million and $33.3 million impairment loss related to held for sale assets during the nine months ended September 30, 2025 and September 30, 2024, respectively.
(7)	$8.7 million and $2.6 million in third party costs associated with significant or non-recurring transactions during the nine months ended September 30, 2025 and September 30, 2024, respectively.
(8)	$1.3 million and $1.6 million loss on deferred financing costs related to the retirement of debts during the nine months ended September 30, 2025 and September 30, 2024, respectively.
(9)	$1.5 million of write offs of uncollectable loans during the nine months ended September 30, 2025.
(10)	$25.1 million gain on the write off of warrant liabilities during the nine months ended September 30, 2025.
(11)	$7.7 million loss on the sale of assets during the nine months ended September 30, 2025.
(12)	$0.7 million in miscellaneous costs associated with the sale of assets during the nine months ended September 30, 2025.

Source: Mesa Air Group, Inc.

REPUBLIC AIRWAYS HOLDINGS INC.

Operating Highlights

(Unaudited)

	Nine months ended September 30,
	2025	2024	% Variance
Aircraft committed to Republic’s Partners operations at period end (1)	246	236	4.2%
Block hours (2)	501,015	430,401	16.4
Departures	269,097	235,647	14.2
Average daily utilization of each aircraft (hours) (3)	9.6	8.3	15.7
Average length of aircraft haul (miles)	489	488	0.2

(1)	Excludes two and one unallocated spare aircraft as of September 30, 2025 and 2024.
(2)	Reflects hours of aircraft movement from gate to gate (including taxi time before takeoff and after landing) until the aircraft comes to rest at the next point of landing.
(3)

Reflects average daily utilization in block hours (aircraft movement from gate to gate, including taxi time) for the greater of actual in-service scheduled aircraft or minimum contracted scheduled aircraft, if applicable.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As Of September 30, 2025 And December 31, 2024

(Unaudited)

(In millions, except share and per share amounts)

	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98.0	$110.5
Marketable securities	172.0	191.5
Restricted cash	21.4	21.4
Receivables, net	15.3	9.8
Receivables—related parties	55.5	41.9
Inventories	66.9	63.0
Prepaid expenses and other current assets	15.4	15.2

Total current assets	444.5	453.3
Property and equipment, net	2,305.1	2,109.5
Operating lease right-of-use assets	112.1	122.9
Other non-current assets	44.5	47.1
Other non-current assets—related parties	30.3	35.0

TOTAL ASSETS	$2,936.5	$2,767.8

LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$215.7	$259.6
Current portion of operating lease liabilities	13.9	13.5
Accounts payable	40.7	37.2
Accrued liabilities	163.6	168.9
Accounts payable and accrued liabilities—related parties	24.0	9.9

Total current liabilities	457.9	489.1
Long-term debt and finance leases—less current portion	856.0	752.2
Operating lease liabilities—less current portion	107.1	117.6
Other non-current liabilities	43.9	44.8
Other non-current liabilities—related parties	55.8	41.8
Deferred income taxes	227.9	206.0

Total liabilities	1,748.6	1,651.5
COMMITMENTS AND CONTINGENCIES
MEZZANINE EQUITY:
Restricted stock units, 74,169 authorized; 4,108 and 2,645 shares issued and outstanding, respectively	6.2	5.8

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value; 1,025,831 shares authorized, and 1,000,000 shares issued and outstanding	—	—
Additional paid-in capital	478.0	478.0
Accumulated earnings	703.7	632.5

Total shareholders’ equity	1,181.7	1,110.5

TOTAL LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY	$2,936.5	$2,767.8

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

Condensed Consolidated Statements Of Operations

For The Nine Months Ended September 30, 2025 And 2024

(Unaudited)

(In millions)

	Nine months ended September 30,
	2025	2024
Revenues (1)	$1,212.4	$1,089.2
Operating expenses:
Wages and benefits	549.3	500.2
Aircraft and engine rent	—	2.7
Maintenance and repair	199.8	200.3
Maintenance and repair—related parties	28.8	32.6
Depreciation and amortization	93.2	87.3
Other operating expense	206.2	162.2
Other operating expense—related parties	0.9	1.9

Total operating expenses	1,078.2	987.2

Operating Income	134.2	102.0
Other income (expense), net:
Investment income and other, net	7.1	0.4
Interest expense	(44.8)	(43.7)

Total other income (expense), net	(37.7)	(43.3)

Income before taxes	96.5	58.7
Income tax expense	25.3	16.1

Net income	$71.2	$42.6

(1)	Substantially all of the Company’s revenues are derived from related parties for the nine months ended September 30, 2025 and 2024.

Reconciliation of non-GAAP financial measure

Adjusted EBITDA is a financial performance measure that is not calculated in accordance with GAAP. This non-GAAP financial measure should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

(in millions)	Nine Months Ended September 30,
(Unaudited)	2025	2024
Net income	$71.2	$42.6
Plus:
Interest expense	44.8	43.7
Investment income and other, net	(7.1)	(0.4)
Income tax expense	25.3	16.1
Depreciation and amortization	93.2	87.3

Adjusted EBITDA	$227.4	$189.3

Source: Republic Airways Holdings Inc.